Exhibit 99.2

HTS GROUP - Division of Luvata Oy Group

Combined Financial Statements 2014 - 2015 (IFRS)

Independent auditors' report	2
Combined statement of comprehensive income	3
Combined statement of financial position	4
Combined statement of cash flows	6
Summary of accounting policies	7
Notes to the combined financial statements	7

Independent Auditors’ Report

The Board of Directors
Modine Manufacturing Company:

We have audited the accompanying combined financial statements of HTS Group-Division of Luvata Oy Group, which comprise the combined statements of financial position as of December 31, 2015 and 2014 and January 1, 2014, and the related combined statements of comprehensive income and cash flows for each of the years ended December 31, 2015 and 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of HTS Group as of December 31, 2015 and 2014 and January 1, 2014, and the results of its combined operations and its combined cash flows for the years ended December 31, 2015 and 2014 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter – Basis of preparation and principles of combination

Without modifying our opinion, we draw attention to the summary of accounting policies for the combined financial statements included in the notes to the combined financial statements, which describes their basis of preparation and principles of combination, including the approach to and the purpose for preparing them.

/s/ KPMG OY AB

Helsinki, Finland
February 14, 2017

HTS Group - Division of Luvata Oy Group
Combined statement of comprehensive income (IFRS)

€ million	Note	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014
Sales		482.2	465.8
Cost of sales	1	(391.6)	(378.4)
Gross profit		90.6	87.4
Selling and marketing expenses		(18.2)	(15.9)
Administrative expenses		(27.2)	(28.0)
Research and development expenses	2	(3.0)	(1.8)
Other operating income	3	0.4	0.9
Impairment of goodwill	8	(54.0)	-
Other operating expenses	3	(3.5)	(3.1)
Operating profit (loss)		(14.9)	39.5
Financial income	6	0.3	0.5
Financial expenses	6	(28.2)	(24.5)
Profit (loss) before taxes		(42.9)	15.5
Income taxes	7	(6.4)	(9.8)
Profit (loss) for the period		(49.3)	5.8
Other comprehensive income
Items that will never be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	15	0.3	(2.1)
Related tax		(0.1)	0.5
		0.2	(1.6)
Items that are or may be reclassified to profit and loss
Foreign currency translation differences for foreign operations	13	11.2	9.1
		11.2	9.1
Other comprehensive income, net of tax		11.4	7.5
Total comprehensive income (loss) for the period attributable to owners of the company		(37.9)	13.3

The notes form an integral part of the combined financial statements

HTS Group - Division of Luvata Oy Group
Combined statement of financial position (IFRS)

€ million	Note	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014
ASSETS
Non-current assets
Property, plant and equipment	8	82.6	82.1	80.5
Intangible assets	8	1.9	1.8	4.3
Goodwill	8	202.6	251.8	248.2
Deferred tax assets	9	7.3	7.4	5.2
Other long-term assets	11	0.4	0.4	0.4
Total non-current assets		294.7	343.5	338.7
Current assets
Inventories	10	42.9	37.4	37.5
Trade and other receivables	11	74.3	81.8	70.7
Loan and other financial receivables from former parent HTS II AB	11	145.3	113.6	76.6
Current tax assets		3.6	2.3	1.8
Derivative financial instruments	20	0.1	0.0	0.1
Cash and cash equivalents	12	12.0	10.2	18.1
Total current assets		278.4	245.4	204.7
TOTAL ASSETS		573.1	588.8	543.4

The notes form an integral part of the combined financial statements

HTS Group - Division of Luvata Oy Group
Combined statement of financial position (IFRS)

€ million	Note	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014
EQUITY AND LIABILITIES
Net parent investment	13	109.8	112.0	81.6
Non-current liabilities
Long-term debt due to former parent HTS II AB	14	239.6	232.1	263.6
Deferred tax liabilities	9	11.2	12.3	13.8
Pension obligations	15	14.7	15.0	13.2
Provisions	16	1.5	2.0	5.2
Other long-term liabilities	17	0.6	0.7	0.2
Total non-current liabilities		267.6	262.1	296.1
Current liabilities
Trade and other payables	17	87.7	93.3	89.4
Current debt due to former parent HTS II AB	14	97.8	107.2	65.7
Current debt from financial institutions	14	1.4	0.6	0.9
Current tax liabilities		6.3	11.3	6.5
Derivative financial instruments	20	0.7	0.6	0.2
Provisions	16	1.7	1.8	3.0
Total current liabilities		195.7	214.7	165.7
TOTAL EQUITY AND LIABILITIES		573.1	588.8	543.4

The notes form an integral part of the combined financial statements

HTS Group - Division of Luvata Oy Group
Combined statement of cash flows (IFRS)

€ million	Note	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014
Cash flow from operating activities
Net profit for the financial year		(49.3)	5.8
Adjustments for
Taxes	7	6.4	9.8
Depreciation	5	10.2	12.5
Finance income and expenses	6	28.0	24.0
Impairment of goodwill	8	54.0	-
Other adjustments		0.2	0.1
		98.8	46.4
Change in working capital
Change in trade and other receivables		12.2	(6.5)
Change in inventories		(3.5)	1.9
Change in trade and other payables		(12.5)	(3.4)
		(3.8)	(8.0)
Interest received		0.2	0.4
Interest and finance expenses paid		(11.4)	(7.5)
Income tax paid		(13.8)	(11.8)
Net cash generated from operating activities		20.8	25.3
Cash flow from investing activities
Purchases of tangible and intangible assets		(7.4)	(9.9)
Proceeds from sale of tangible and intangible assets		0.1	0.1
Change in other long-term receivables		0.0	0.1
Net cash used in investing activities		(7.2)	(9.8)
Cash flow from financing activities
Borrowings of long-term debt from former parent HTS II AB		3.0	0.8
Repayments of long-term debt to former parent HTS II AB		(4.4)	(9.6)
Change in cash pool balances from former parent HTS II AB		(25.8)	(19.1)
Change in current debt from financial institutions		0.8	(0.3)
Proceeds from capital injections from former parent HTS II AB		14.5	4.4
Other financing cash flow		0.0	0.0
Net cash used in financing activities		(12.0)	(23.9)
Net change in cash and cash equivalents		1.5	(8.3)
Cash and cash equivalents at the beginning of the financial year		10.2	18.1
Foreign exchange rate effect on cash and cash equivalents		0.3	0.4
Cash and cash equivalents at the end of the financial year		12.0	10.2

The notes form an integral part of the combined financial statements

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Summary of accounting policies for the combined financial statements

Company information

On September 6, 2016 Modine Manufacturing Company (Modine) entered into agreement with Luvata Heat Transfer Solutions II AB for the acquisition of 100% of the shares of all operating and holding companies held by Luvata Heat Transfer Solutions II AB (later referred to as HTS II AB). Previously these entities were consolidated to Luvata Oy’s consolidated financial statements and formed an operational division of Luvata Oy Group (later referred to as Luvata Group). The acquisition was completed on November 30, 2016.

The combined financial statements are prepared as a combination of all the legal companies sold in the transaction. These legal entities included in the combined financial statements are later referred to as the Heat Transfer Solutions Group (HTS Group).

HTS Group manufactures commercial and industrial coils, cooler units, coatings and custom designed solutions for applications including refrigeration, climate control, process cooling, power generation and data-center cooling. HTS Group is a global business with manufacturing on three continents: North America, Europe and Asia, which mirrors the operating locations of their clients and hence enables an efficient and customized service in the local markets. HTS Group’s products are highly configurable and supported by an agile production setup reducing disruptions in customers’ production. HTS Group's extensive distribution and sales representative network supported by integrated and local product development and engineering functions are tuned to find tailored and cost-effective solutions for the customers. HTS Group can serve a broad base of small- to mid-sized customers in addition to large customers with high volume orders.

HTS Group also provides minor support services to certain other Luvata Group companies.

Basis of preparation

The combined financial statements have been prepared for the purpose of the acquirer's Current Report on Form 8-K/A filed with the Securities and Exchange Commission and illustratively present the historical financial information of the acquired operations and may not reflect the situation had the financial statements been prepared on a consolidated standalone basis. The combined financial statements were authorized for issuance by those charged with governance on February 14, 2017.

These combined financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) including the IAS and IFRS standards as well as SIC and IFRIC interpretations in force on 31 December, 2015 as issued by the IASB. These combined financial statements are the first financial statements of HTS Group prepared in accordance with IFRS as issued by the IASB. Previously the target companies were consolidated to Luvata Group whose consolidated financial statements were prepared in accordance with IFRS as adopted by the European Union. In the preparation of the combined financial statements IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied, the transition date being January 1, 2014. HTS Group has applied the exemption in IFRS 1 that relates to IFRS 3 Business Combinations and has not restated business combinations that occurred before January 1, 2014. HTS Group has also used the exemption in IFRS 1 relating to cumulative foreign translation differences and cumulative translation differences have been reset to zero at the transition date. Since no financial  statements of HTS Group have previously been prepared, these financial statements do not include any IFRS 1 first time adoption reconciliations.

The combined financial statements present statements of financial position as of the years ended December 31, 2015, December 31, 2014 and January 1, 2014 and statements of comprehensive income and cash flows for the years ended December 31, 2015 and December 31, 2014.

These combined financial statements are prepared based on the historical results of operations, cash flows, assets and liabilities of HTS Group companies. The combined financial statements have been prepared on the cost basis except for the financial assets and financial liabilities measured at fair value through profit or loss. The combined financial statements are presented in million Euros with one decimal. All figures presented are rounded to the nearest decimal and consequently the sum of individual figures may deviate from the presented aggregate figure.

IFRS 8 Operating segments requires segment information for entities whose debt or equity instruments are traded in a public market or that is in the process of filing or issuing instruments in a public market. HTS Group does not have such instruments nor is it issuing such instruments and therefore no segment information is presented in these combined financial statements.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Principles of combination

These combined financial statements have been prepared as a combination of the legal entities sold in the transaction and therefore these financial statements are not consolidated financial statements as defined in IFRS 10 Consolidated Financial Statements. The statements of comprehensive income and financial position of the HTS Group companies have been combined and inter-company transactions, receivables and liabilities within HTS Group are eliminated in full. As HTS Group was financed by the former parent company, Luvata Heat Transfer Solutions II AB, the related items have been presented separately as debt due to and current receivable from the former parent in the statement of financial position.

The companies included in these combined financial statements are presented in Note 19.

Equity

These financial statements have been prepared on a combined basis, and therefore it is not meaningful to report share capital or to provide an analysis of reserves and no statement of changes in equity is presented. Amounts which reflect the carrying values of investments of the parent in the combined entities are disclosed as “Net parent investment”. In addition as the combined entities have no historical capital structure during the periods presented, earnings per share as required by IAS 33 Earnings per Share have not been presented. Internal ownerships within HTS Group have been eliminated. Changes in net parent investment are presented in Note 13.

Transactions with Luvata Group

Transactions between HTS Group and other Luvata Group companies that were previously eliminated in the consolidated financial statements of Luvata Group have been reinstated in these combined financial statements and are regarded as transactions with related parties and are disclosed in Note 19 in accordance with IAS 24 Related Party Disclosures. The transactions with other Luvata companies include sales, purchases, service charges and financial income and expenses in the statement of comprehensive income. The transactions with other Luvata companies include trade and other receivables and payables, loans, liabilities and accrued interest income and expenses in the statement of financial position.

Allocation of group level expenses

Luvata Group consists of two legal subgroups (Luvata Heat Transfer Solutions and Luvata Fabrication) that have separate bank financing facilities. The holding companies for HTS Group (Luvata Heat Transfer Solutions I AB and HTS II AB), the latter holding the shares of the sold entities, are not included in these combined financial statements. Luvata Oy has been responsible for management and administration of the entire Luvata Group. In addition Luvata Heat Transfer Solutions II AB has been responsible for management and administration of HTS Group. These companies provided certain services, such as legal, accounting, financing, information technology, human resources and other infrastructure support on behalf of HTS Group. Information technology based services have been allocated based on the number of users. The cost of other services has been allocated to HTS Group in proportion to revenues on a basis that the parties consider a reasonable reflection of the benefits received. During the years ended 2014 and 2015, HTS Group was allocated 3.9 million Euros and 3.1 million Euros, respectively, of general corporate expenses incurred by Luvata Group companies. These expenses are included in administrative expenses in the combined financial statements. As certain expenses reflected in the combined financial statements include allocations of corporate expenses from Luvata Group companies, these statements could differ from those that would have resulted had HTS Group operated independently of Luvata Group. As HTS Group has not operated as a standalone Group in the past and is not expected to in the future, it is not practicable to estimate and present the standalone costs.

Financing of HTS Group

HTS Group entities have been financed mainly by the former parent company through internal loans and cash pool arrangements. These items are presented as debt due to and current receivable from the former parent in the combined financial statements. The external financing agreements (except for a small external facility in China) have been held by the former parent company HTS II AB, which is not included in these combined financial statements. HTS Group loan arrangements have been made on arm’s length basis reflecting the former parent company’s financing terms and the subsidiaries’ credit worthiness. The parties consider the method used reasonable but due to above these statements could differ from those that would have resulted had HTS Group been independently financed.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Accounting principles

Impairment of property, plant and equipment and intangible assets

Carrying amounts of property, plant and equipment and intangible assets are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indications are reviewed at the end of each reporting period.

Impairment loss is the amount by which carrying amount of asset exceeds its recoverable amount. Impairment loss is recognised in the statement of comprehensive income. Recoverable amount of an asset is the higher of fair value less costs of disposal and value in use. In HTS Group recoverable amount is determined based on asset’s value in use. Value in use is the present value of discounted future net cash flows expected to be derived from an asset or a cash-generating unit. Discount rate reflects time value of money and risks specific to the asset.

Previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount, however, not to an extent higher than the carrying amount that would have been determined had no impairment loss been recognised in prior years.

Impairment of goodwill

Goodwill is tested for impairment annually, irrespective of whether there are indications of impairment. Goodwill is also tested for impairment whenever there is an indication that the unit may be impaired. For the purposes of assessing impairment, assets are grouped at the lowest cash-generating unit level, for which there are separately identifiable, mainly independent, cash inflows and outflows (cash-generating units). For impairment testing goodwill is allocated to cash-generating units or to groups of cash-generating units that are expected to benefit from synergies of the business combination from which goodwill arose. For goodwill impairment testing two groups of cash-generating units have been defined. These cash-generating units consist of HTS Group companies located in North America and Europe/Asia. Impairment loss recognised for goodwill is not reversed.

Business combinations

No businesses were acquired by HTS Group during the financial years presented in these combined financial statements. HTS Group has applied the IFRS 1 exemption for business combinations occurred before the transition date January 1, 2014 and has elected not to restate business combinations before the transition date in accordance with IFRS 3 Business Combinations. In respect of acquisitions prior to 1 January 2014, goodwill represents the amount recognised in accordance with Luvata’s accounting principles based on the IFRSs as adopted by the EU. Goodwill has been tested for impairment at the transition date.

Goodwill and other intangible assets

Goodwill is carried at historical cost less impairment losses.

Intangible asset is recognised only if it is probable that expected future economic benefits attributable to asset will flow to the Group, and the cost of asset can be measured reliably. All other expenditure is expensed as incurred. HTS Group’s  other  intangible  assets  include  customer relationships,  trademarks,  patents,  copyrights,  licenses  and software.

Research expenditure is expensed as incurred. Development expenditure is capitalised as an intangible asset if the costs can be measured reliably, product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset.

Other intangible assets are stated at cost and amortised on straight-line basis over their expected useful lives. If an intangible asset is acquired in a business combination, cost of that intangible asset is its fair value at the acquisition date.

Periods of amortisation used for intangible assets are:

Software and system development	3 - 10 years
Customer relationships	3 - 7 years
Trademarks	5 - 10 years
Other intangible assets	5 - 10 years

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

When parts of an item or property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment. Subsequent costs are recognised in carrying amount of an item only if it is probable that future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. Day-to-day servicing and maintenance costs of property, plant and equipment are recognised in the statement of comprehensive income as incurred.

Borrowing costs related to financing of the construction of qualifying property, plant and equipment are capitalised as part of cost of the asset during the period of time that is required to complete and prepare the asset for its intended use. Qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. Other borrowing costs are expensed.

Property, plant and equipment are depreciated on straight-line basis over their estimated useful lives. Depreciation is based on the following estimated useful lives:

Buildings	25 - 40 years
Machinery and equipment	5 - 20 years
Other tangible assets	4 - 40 years

Land is not depreciated. Estimated useful lives and residual values of non-current assets are reviewed at the end of each reporting period and, if they differ significantly from previous estimates, depreciation periods are adjusted accordingly. Depreciation on property, plant and equipment is discontinued when an item of property, plant and equipment is classified as held for sale. Gains and losses on disposals of property, plant and equipment are determined as a difference between the consideration received and the carrying amount. They are included in the operating profit.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined mainly by the weighted average method. Cost of finished goods and work in progress comprises raw materials, direct labour, other direct costs and related production overheads, but excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale.

Foreign currency transactions

The HTS Group companies’ result and financial position are measured in the currency that is the primary currency in the business environment the company operates (i.e. functional currency). The combined financial statements are presented in Euros as majority of the total assets of HTS Group are located in countries where Euro is the functional currency.

Foreign currency transactions are translated to respective functional currencies using exchange rates prevailing at the dates of the transactions or at the rates that approximate the actual rates at the date. Monetary receivables and liabilities denominated in foreign currencies are retranslated into functional currencies at the exchange rates prevailing at the end of the financial year. Foreign exchange gains and losses resulting from the retranslation related to operational transactions are recognised in other operating income and expenses. Foreign exchange differences arising in respect of financial instruments are included in financial income and expenses, except for foreign exchange differences for metal and related currency derivative instruments that are recognised in other operating income and expenses.

Income and expenses in statements of comprehensive income and in statement of cash flows of those companies, whose functional and presentation currency is not Euro, are translated into Euro at the average exchange rates of the financial year. Retranslating the result using different exchange rates for the statement of comprehensive income and for the statement of financial position causes a translation difference that is recognised in other comprehensive income.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Revenue recognition principles

Revenue from sales of goods is recognised after significant risks and rewards of the ownership of goods sold have been transferred to the buyer, and HTS Group retains neither continuing managerial involvement to the degree usually associated with ownership, nor effective control of those goods. This occurs principally upon handing over goods in accordance with the terms of delivery applied by HTS Group. Revenue from services is recorded when service has been performed and it is probable that economic benefits will be received. Sales are reported net of indirect sales taxes and discounts.

Income taxes

HTS Group’s income tax expense includes taxes of each separate taxable entity based on taxable profit for the year, together with tax adjustments for previous years and change in deferred income taxes. Income taxes are recognised in profit or loss except when they relate to other comprehensive income or equity, while income taxes are recognised within the respective items. Current tax based on taxable profits is calculated using tax rates and regulations enacted in each country. Deferred tax is recognised for temporary differences between the carrying amounts of assets and liabilities in the combined financial statements and the amounts used for taxation purposes. They are recognised using the liability method and tax rates enacted by the end of the reporting period. Principal temporary differences arise from property, plant and equipment, fair valuation of net assets in business combinations, pension obligations and provisions, untaxed reserves and tax losses and credits carried forward. Deferred tax asset is recognised to the extent it is probable that future taxable profits are available in order to utilise the deductible temporary differences. Deferred tax liabilities are generally recognised in full. Netting of deferred tax assets and liabilities has been made by each jurisdiction. The reconciliation of tax expense of HTS Group in Note 7 has been calculated by using the tax rate of each jurisdiction.

Leases

Leases of property, plant and equipment in terms of which HTS Group assumes substantially all rewards and risks of ownership are classified as finance leases. Assets leased under finance leases are capitalised at commencement of lease term at amounts equal to the lower of fair value of leased asset and present value of minimum lease payments. Each periodic lease payment is allocated between the redemption of lease liability and interest charge, so as to achieve a constant interest rate on the outstanding balance of liability. The corresponding rental obligations, net of finance charges, are included in the interest-bearing financial liabilities with the interest element of finance charge being recognised in the statement of comprehensive income over the lease term. Property, plant and equipment acquired under finance lease contracts are depreciated over the shorter of asset’s useful life and lease term. Leases of assets, where the lessor retains all risks and benefits of ownership are classified as operating leases and related payments are expensed on straight-line basis over lease terms.

When lease includes both land and building element, the classification of each element to finance lease or operating lease is done separately.

Sometimes an arrangement is not in a legal form of lease but lease accounting is applied because it contains lease, related payments and payments for other elements. Such arrangements are separated into those for lease and those for other elements and lease element is classified as operating or finance lease. If it is impracticable to separate payments on an operating lease reliably, all payments are presented as future minimum lease payments in the notes.

Finance leases in HTS Group are immaterial.

Financial instruments

HTS Group’s financial instruments are classified as loans and receivables, financial assets and financial liabilities at fair value through profit and loss, and financial liabilities measured at amortised cost.

Financial assets

Classification of financial assets is made based on their purpose of use upon initial recognition. The basis of classification is reassessed at each reporting date. Purchases and sales of all financial assets are recognised at the trade date. For financial assets not carried at fair value through profit or loss, transaction costs are included in the initial carrying amount. Financial assets are derecognised when the HTS Group loses the rights to receive contractual cash flows on financial asset or it transfers substantially all risks and rewards of ownership outside the HTS Group.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative impact on estimated future cash flows of that asset. Impairment loss in respect of an asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of estimated future cash flow discounted at the original effective interest rate. Impairment loss in respect of available-for-sale financial asset is calculated by reference to its fair value.

Trade receivables are carried at their anticipated realisable value, which is the original invoice amount less estimated valuation allowance of these receivables. Valuation allowance for impairment of trade receivables is made when there is objective evidence that the HTS Group will not be able to collect all amounts due according to the original terms of receivables. Impairment losses are recognised in the statement of comprehensive income.

Loans and receivables are recognised initially at fair value. Subsequent to initial recognition, they are measured at amortised cost using effective interest method. Loans and receivables are presented according to their nature in either non-current or current assets. Related payments are fixed and determinable and they are not quoted in an active market. Loans and receivables arise when the HTS Group gives out loan or delivers goods or services directly to a debtor.

Financial assets at fair value through profit or loss include derivative instruments, which are held for trading purposes as hedge accounting in accordance with IAS 39 is not applied to these instruments. Instruments are measured at fair value and realised and unrealised changes therein are recognised in the statement of comprehensive income as incurred. Fair values of forward exchange contracts, foreign exchange and interest rate swaps, and forward metal contracts are determined by discounting future nominal cash flows using appropriate interest rates and translating discounted cash flows into base currency at spot rates. The fair values of foreign exchange, interest and metal options are determined by using standard option valuation models.

Cash and cash equivalents comprise cash on hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less at the acquisition date.

Financial liabilities

Financial liabilities are initially recognised at fair value. Financial liabilities are classified as current if the HTS Group does not have unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period. Financial liability (or part of liability) is not derecognised until liability has ceased to exist, that is, when the obligation identified in a contract has been fulfilled or cancelled or is no longer effective. Bank overdrafts are included within borrowings in current financial liabilities in the statement of financial position.

In HTS Group, the category of financial liabilities at fair value through profit or loss includes those derivatives that do not meet the criteria set for hedge accounting. Unrealised and realised gains and losses arising from changes in fair value of derivatives are recognised in the statement of comprehensive income in the reporting period in which they are incurred.

Financial liabilities recognised at amortised cost (other financial liabilities) include, among others, borrowings of the HTS  Group.  Other  financial  liabilities  are  measured  at  amortised  cost  using  effective  interest  rate  method.

Measurement of fair values

When measuring the fair value of an asset or a liability HTS Group uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

-	Level 1: quoted prices (unadjusted) in active markets for identical liabilities

-	Level 2: inputs other than quoted prices included in level 1 that are observable for the liability either directly (i.e. as prices) or indirectly (i.e. derived from prices)

-	Level 3: inputs for the liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Interest income and dividend income

Interest income is recognised using the effective interest method and dividend income is recognised when the right to receive payment is established.

Provisions and contingent liabilities

Provision is recognised in the statement of financial position when HTS Group has present legal or constructive obligation as a result of past event, and it is probable that outflow of economic benefits will be required to settle the obligation and reliable estimate of the amount of obligation can be made. Provisions of HTS Group can arise from warranties to customers, restructuring plans, onerous contracts or from environmental, litigation and tax obligations, among others. Provisions are measured at the net present value of expenditures required to settle the obligation. The discount rate used is determined so that it reflects current market assessments of the time value of money and risks specific to the obligation. If some of the expenditure required settling an obligation is expected to be reimbursed by another party, reimbursement is recognised as separate asset when it is virtually certain the reimbursement will be received.

Provision for restructuring is recognised when HTS Group has prepared detailed and formal restructuring plan, and the restructuring has commenced or has been announced publicly. Future operating losses are not provided for.

Contingent liability is a possible obligation that arises from past events and whose existence is confirmed only until an uncertain event beyond the control of HTS Group actually occurs (e.g. outcome of pending court case). Also present obligation that is not probable to cause liability to pay or the amount of obligation cannot be measured with sufficient reliability are considered contingent liabilities. Contingent liabilities are disclosed in the notes to the financial statements.

Employee benefits

HTS Group companies in different countries have various pension plans and other post-employment benefits as well as other long-term employee benefits in accordance with local conditions and practices.

Pension plans (post-employment benefits)

Pension plans are classified as either defined contribution plans or defined benefit plans. Defined contribution plan is a post-employment benefit plan under which HTS Group companies pay fixed contributions into separate entity and will have no legal or constructive obligation to pay further amounts if the fund does not hold sufficient assets to pay all post-employment benefits. Contributions to defined contribution plans are charged to the statement of comprehensive income in the year to which they relate.

Defined benefit plan is a post-employment benefit plan other than defined contribution plan. HTS Group’s obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current financial year and prior years; that benefit is discounted to determine its present value. The present value of obligation is determined using the projected unit credit method. Plan assets are measured at fair value at the end of the reporting period. They are deducted from the present value of obligation when recognising net defined benefit liability in the statement of financial position.

Pension costs are expensed over employees’ periods of service. Pension expense (current service cost) and net interest on the net defined benefit liability are recognised in profit or loss. Pension expense is included in employee benefit expenses and net interest is presented under financial expenses. Remeasurements of net defined benefit liability (asset), comprising of actuarial gains and losses and return on plan assets excluding amounts included in net interest, are recognised through other comprehensive income in the financial year in which they occur.

Other post-employment benefits

Other post-employment benefits mainly relate to covering of health insurance contributions in the United States.

Other long-term employee benefits

In Austria, HTS Group has plans under which employees are entitled to a paid holiday benefit when they have worked certain number of years (service year award). Liability is recorded on the statement of financial position in respect of these plans.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Use of estimates in preparing financial statements and significant areas of estimation uncertainty

Preparation  of  financial  statements  in  accordance  with  IFRS  requires  management  to  make  estimates  and assumptions that affect reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of income and expenses during the reporting period. Although these estimates are based on management’s best knowledge of events and actions at time of preparation of financial statements, actual results may differ from estimates. Management judgments and estimates, and estimation uncertainty have the most significant impact on amounts presented in the combined financial statements when applying following HTS Group accounting policies:

Allocation of group level expenses

The nature of the combined financial statements requires management to make estimates of a reasonable allocation of expenses shared with other Luvata companies. These allocations were carried out in a manner considered reasonable by management and described in the accounting principles. The basis of allocation is therefore not necessarily representative of the expenses that would have been incurred if HTS Group had operated independently from Luvata Group.

The cost of services provided by Luvata Group companies has been allocated to HTS Group in proportion to revenues on a basis that the parties consider a reasonable reflection of the benefits received. The financing expense allocated to HTS Group is based on the former parent company’s financing terms and the receiving company’s creditworthiness.

Impairment testing of goodwill, intangible assets and property, plant, equipment

During each financial year HTS Group management assesses if there is any indication of impairment of goodwill, intangible assets or property, plant and equipment. Indications of possible impairment of assets are reviewed based on indicators that measure economic performance, such as HTS Group's management reporting as well as economic environment and market follow-up. Such indications may be, among others, unexpected discrepancies in key assumptions of impairment tests like net sales, profitability levels and changes in prevailing interest rates. Indications may also be changes in market conditions or production capacity or decisions on significant restructurings. Goodwill is tested for impairment annually irrespective of whether there are indications of impairment. The recoverable amount determined in the testing process is based on management’s estimates on future selling prices, production costs, growth of sales and discount rate, among others. Impairment loss is recognised when the carrying amount of asset exceeds its recoverable amount. Additional information on the impairment testing of goodwill is presented in Note 8.

Property, plant and equipment and intangible assets

HTS Group’s business is capital-intensive and requires significant investments both in production facilities and production machinery and equipment. Depreciation and amortisation on property, plant and equipment and intangible assets, excluding goodwill, are calculated on a straight-line basis over the estimated useful lives of assets. Estimated useful lives of assets are reassessed at the end of each reporting period and where necessary, depreciation and amortisation periods are changed accordingly by the management. The changes of useful lives can be due to e.g. technical development, changes in demand or competition. Additional information is presented in Note 8.

Deferred taxes

Assumptions made by the management concerning taxable income in future fiscal years have been taken into consideration in estimating the amount of deferred tax assets. Deferred tax asset recognised in prior reporting period is expensed when, according to the estimates, the entity in question will not have sufficient taxable profit against which the unused tax losses or temporary differences underlying the deferred tax asset can be utilised. Changes in HTS Group structure or amendments to tax legislation, such as changes in tax rates or expiry dates of tax losses carry forward, can also affect the management estimate of deferred tax assets and liabilities. Additional information is presented in Note 9.

Provisions

HTS Group’s provisions relate mainly to warranty and environmental liabilities and restructuring plans. Provision is recognised when formal restructuring plan is announced and all people affected by the restructuring are informed. The measurement of provision is based on HTS Group’s best estimate of anticipated outflow of resources. Provisions have been estimated in compliance with applicable legislation and based on historical experience. The amount of provision is based on cost level and other circumstances prevailing at the time the provision is recognised. Where necessary, the amount of provision will be adjusted in following years correspondingly with changes in estimates. Additional information is presented in Note 16.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

Employee benefits

Accounting for defined benefit pension plans, other long-term employee benefits and other post-employment benefits are based on actuarial calculations, where the amount of employee benefit obligation is determined using several actuarial assumptions. Changes in these assumptions have effect on the amount of pension obligation. Actuarial calculations include assumptions about discount rate, future salary increase, mortality and inflation. Discount rate and inflation assumptions are based on market expectations for the period over which the pension obligations are settled. Due to the long-term nature of these plans, the assumptions are subject to uncertainty. Additional information is presented in Note 15.

Adoption of new and amended standards and interpretations applicable in future financial years

HTS Group has not yet adopted the following amended standards already issued by the IASB effective for financial years beginning on or after 1 January 2016. HTS Group will adopt them as of the effective date.

- Annual Improvements to IFRSs (2012-2014 cycle): The annual improvements process provides a mechanism for minor and non-urgent amendments to IFRSs to be grouped together and issued in one package annually. The cycle contains amendments to four standards. Their impacts vary standard by standard but are not significant.

- Amendment to IAS 1 Presentation of Financial Statements: Disclosure Initiative. The amendments clarify the guidance in IAS 1 in relation to applying the materiality concept, disaggregating line items in the balance sheet and in the statement of profit or loss, presenting subtotals and to the structure and accounting policies in the financial statement. The amendments are assessed to have a minor impact on the presentation of HTS Group combined financial statements.

Other amendments are assessed to have no impact on HTS Group combined financial statements.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

1     Cost of sales

€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014

Raw materials and merchandise	(216.9)	(217.1)
Wages and salaries	(80.5)	(74.4)
Other personnel expenses	(36.5)	(33.6)
Depreciation and amortization	(9.2)	(9.2)
Fuels and supplies	(8.3)	(6.9)
Maintenance costs	(6.8)	(6.2)
Freight costs	(6.8)	(6.0)
Energy expenses	(6.3)	(6.1)
Packing and shipping material costs	(4.9)	(4.6)
Rents and leases	(4.3)	(3.8)
Subcontracted production costs	(3.7)	(3.4)
Other cost of sales	(7.4)	(7.0)
	(391.6)	(378.4)

2     Research and development expenses

€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014
Wages and salaries	(1.8)	(1.1)
Other expenses	(1.2)	(0.7)
	(3.0)	(1.8)

3     Other operating income and expenses

€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014

Other operating income
Market price gains from derivatives	0.3	0.5
Other income items	0.1	0.3
	0.4	0.9
Other operating expenses
Market price losses from derivatives	(2.2)	(1.4)
Restructuring costs	(0.9)	(1.1)
Other expense items	(0.4)	(0.7)
	(3.5)	(3.1)

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

4     Employee benefit expenses and number of personnel

Employee benefit expenses
€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014

Wages and salaries	(98.8)	(90.9)
Pension costs
Defined benefit plans 1)	(0.2)	(0.2)
Defined contribution plans	(3.0)	(2.9)
Other personnel benefits	(30.8)	(27.4)
	(132.7)	(121.5)

1) See Note 15 Employee benefits for information on defined benefit plans.
Employee benefits to key management are presented in Note 19 Related party transactions.

Number of personnel

	2015	2014
Average number of personnel by market area
Europe	1,586	1,530
North America	1,971	2,007
Asia	341	366
	3,897	3,903

Personnel at Dec 31	3,729	3,879

5     Depreciation and amortisation by function

€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014

Depreciation by group of expenses
Cost of sales	(9.1)	(9.1)
Administrative expenses	(0.7)	(0.8)
	(9.9)	(9.9)

€ million

Amortisation by group of expenses
Cost of sales	(0.0)	(0.1)
Administrative expenses	(0.3)	(2.6)
	(0.3)	(2.7)

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

6     Financial income and expenses

€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014

Interest income
From former parent HTS II AB	0.1	0.2
Other	0.1	0.2
Other financial income	0.1	0.1
Total financial income	0.3	0.5
Interest expenses
Current and long-term debt due to former parent HTS II AB	(27.5)	(23.5)
Pension interest expenses	(0.3)	(0.4)
Other financial expenses	(0.4)	(0.6)
Total financial expenses	(28.2)	(24.5)
Total financial income and expenses	(27.9)	(24.0)

7     Income taxes

€ million	Jan 1 - Dec 31, 2015	Jan 1 - Dec 31, 2014

Current year tax expense	(6.7)	(11.3)
Prior years tax expense	(0.1)	(0.3)
Deferred taxes	0.3	1.9
Total income taxes	(6.4)	(9.8)

Total difference between income taxes at the statutory tax rate of each country and income taxes recognised in the combined income statement is reconciled in the table below.

€ million	US	Italy	Other	Total

2015
Expected income taxes at local tax rate on profit before tax	(5.3)	16.9	(1.9)	9.7
Tax-free income and non-deductible items	0.7	1.5	(0.2)	2.0
Non-deductible impairment of goodwill	-	(14.9)	-	(14.9)
Current year losses which no deferred tax benefit is recognised	-	-	(0.1)	(0.1)
Non-deductible interests for which no deferred tax benefit is recognised	-	(3.4)	-	(3.4)
Change in deferred tax assets due to change in future expectations	-	-	0.1	0.1
Tax adjustment for past years	-	(0.1)	0.0	(0.1)
Other temporary differences	(0.6)	(0.1)	0.9	0.2
Income taxes in the combined income statement	(5.2)	(0.0)	(1.2)	(6.4)

2014
Expected income taxes at local tax rate on profit before tax	(8.2)	1.7	(0.7)	(7.2)
Tax-free income and non-deductible items	1.4	0.5	0.0	1.8
Current year losses which no deferred tax benefit is recognised	-	-	(0.0)	(0.0)
Non-deductible interests for which no deferred tax benefit is recognised	-	(2.9)	-	(2.9)
Tax adjustment for past years	-	(0.3)	-	(0.3)
Other temporary differences	(0.5)	(0.8)	0.2	(1.1)
Income taxes in the combined income statement	(7.3)	(1.9)	(0.5)	(9.8)

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

8      Intangible and tangible assets

Intangible and tangible assets 2015							Accumulated
							amortization and	Carrying
	Historical cost	Additions on			Translation	Historical cost	depreciation at	value at
€ million	at Jan 1, 2015	financial period	Disposals	Transfers	differences	at Dec 31, 2015	Dec 31, 2015	Dec 31, 2015
Intangible assets
Goodwill	251.8	-	-	-	4.8	256.6	(54.0)	202.6
Intangible rights	40.6	0.4	-	-	1.5	42.5	(40.6)	1.9
	292.4	0.4	-	-	6.3	299.1	(94.6)	204.5
Tangible assets
Land	21.6	-	-	-	0.1	21.6	-	21.6
Buildings	41.2	0.4	-	0.0	1.4	43.0	(17.5)	25.6
Machinery and equipment 1)	105.8	6.2	(2.1)	2.1	6.1	118.0	(86.5)	31.5
Other tangible assets	2.6	0.4	-	-	0.1	3.1	(2.3)	0.8
Advances paid for fixed assets and construction in progress	4.3	0.5	(0.0)	(2.1)	0.4	3.0	(0.0)	3.0
	175.5	7.5	(2.1)	0.0	8.0	188.8	(106.3)	82.6
Total intangible and tangible assets	467.9	7.9	(2.1)	0.0	14.3	487.9	(200.9)	287.1

Amortization and depreciation 2015

€ million	Accumulated amortization and depreciation at Jan 1, 2015	Accumulated depreciation of disposals	Amortization and depreciation during period	Impairments	Translation differences	Accumulated amortization and depreciation at Dec 31, 2015
Intangible assets
Goodwill	-	-	-	(54.0)	-	(54.0)
Intangible rights	(38.8)	-	(0.3)	-	(1.4)	(40.6)
	(38.8)	-	(0.3)	(54.0)	(1.4)	(94.6)
Property, plant and equipment
Buildings	(14.8)	-	(2.1)	-	(0.5)	(17.5)
Machinery and equipment	(76.5)	1.9	(7.5)	-	(4.4)	(86.5)
Other fixed assets	(2.0)	-	(0.2)	-	(0.1)	(2.3)
	(93.4)	1.9	(9.9)	-	(5.0)	(106.3)

Total accumulated depreciation	(132.2)	1.9	(10.2)	(54.0)	(6.4)	(200.9)

1) Includes machinery and equipment used in production totalling 30.3 million Euros.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

8     Intangible and tangible assets
Intangible and tangible assets 2014							Accumulated
							amortization and	Carrying
	Historical cost	Additions on			Translation	Historical cost	depreciation at	value at
€ million	at Jan 1, 2014	financial period	Disposals	Transfers	differences	at Dec 31, 2014	Dec 31, 2014	Dec 31, 2014
Intangible assets
Goodwill	248.2	-	-	-	3.6	251.8	-	251.8
Intangible rights	40.1	0.2	(0.1)	(0.0)	0.3	40.6	(38.8)	1.8
	288.3	0.2	(0.1)	(0.0)	4.0	292.4	(38.8)	253.6
Tangible assets
Land	21.6	-	-	-	(0.0)	21.6	-	21.6
Buildings	39.2	0.5	-	0.7	0.8	41.2	(14.8)	26.4
Machinery and equipment 1)	93.9	5.9	(2.3)	2.6	5.6	105.8	(76.5)	29.3
Other tangible assets	2.2	0.3	-	0.0	0.1	2.6	(2.0)	0.7
Advances paid for fixed assets and construction in progress	4.9	2.4	-	(3.3)	0.3	4.3	(0.0)	4.2
	161.9	9.1	(2.3)	0.0	6.8	175.5	(93.4)	82.1

Total intangible and tangible assets	450.2	9.3	(2.4)	0.0	10.7	467.9	(132.2)	335.7

Amortization and depreciation 2014
€ million	Accumulated amortization and depreciation at Jan 1, 2014	Accumulated depreciation of disposals	Amortization and depreciation during period	Translation differences	Accumulated amortization and depreciation at Dec 31, 2014
Intangible assets
Goodwill	-	-	-	-	0.0
Intangible rights	(35.9)	0.1	(2.7)	(0.4)	(38.8)
	(35.9)	0.1	(2.7)	(0.4)	(38.8)
Property, plant and equipment
Buildings	(12.5)	0.0	(2.1)	(0.3)	(14.8)
Machinery and equipment	(67.2)	2.3	(7.6)	(4.0)	(76.5)
Other fixed assets	(1.7)	-	(0.2)	(0.1)	(2.0)
	(81.4)	2.3	(9.9)	(4.4)	(93.4)

Total accumulated depreciation	(117.2)	2.4	(12.5)	(4.8)	(132.2)
1) Includes machinery and equipment used in production totalling 27.9 million Euros.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

8     Intangible and tangible assets

Impairment testing of assets

Goodwill of HTS Group has been allocated to cash generating units (CGU) for impairment testing purposes. The cash generating units are determined based on the market regions where the North American units form one CGU and the other CGU comprise of the European and Chinese units.

As at December 31, 2015 goodwill amounted to 202.6 million Euros.

The amount and movement of goodwill by CGU are as follows:

€ million	North American units	European / Chinese units
Carrying amount of goodwill at Jan 1, 2014	33.9	214.2

Translation differences	4.6	(1.0)

Carrying amount of goodwill at Dec 31, 2014	38.6	213.2

Translation differences	4.4	0.4
Impairment	-	(54.0)

Carrying amount of goodwill at Dec 31, 2015	43.0	159.6

The entire HTS business was for sale as at December 31, 2015 and therefore the recoverable amount has been determined as the fair value less costs to sell. This resulted in an impairment of goodwill amounting to 54 million Euros relating to the CGU comprising of the European and Chinese units. The fair value measurement was categorized as a Level 1 fair value.

As at December 31, 2014 and as at January 1, 2014 goodwill was tested for impairment based on the value in use approach applying a discounted cash flow model. The cash flows are determined by using management estimates for the next five years, and the key inputs used in the valuation model are sales and EBITDA development, discount rate and the terminal growth rate. The discount rate has been determined by using the cash generating unit specific weighted average cost of capital (WACC).

At December 31, 2014, the most important variables and their estimates, which were based on the management's plans, were the following:

Sales and terminal period growth

The underlying market drivers for Heat Transfer Solution (HTS) business continued to offer a solid basis for long term positive development of the business. The HTS market share of the volume would grow about 2.8% in 2015. The growth was focused on ventilated commercial refrigeration, industrial cooling, precision cooling and coil coating businesses.

In 2015 - 2019 the compound average sales growth was estimated to be 4.6% in North America and 4.7% in EMEA and China driven by the market growth as well as increase in market share in all regions. The increase in the market share was supported by the recently completed expansions of coating capacity in Mexico and Italy and expansions of coils capacity in Mexico and Serbia. The growth factor for the time after the forecast period was 2.0% for North America and 2.5% for EMEA and China.

EBITDA

The EBITDA was estimated to grow throughout the forecast period. Profitability improvement will be mainly driven by sales volume growth, increased capacity utilization, productivity improvements and better product mix. The product mix was gradually improving towards more value added industrial and commercial coolers as well as coil coating. From 2014 to 2019 EBITDA-margin % was expected to improve by 2.4 percentage points in North America and 3.4 percentage points in EMEA and China.

Discount rate

The discount rate has been determined by using the cash generating unit specific weighted average cost of capital (WACC) before tax, which was 10.2% in the impairment tests at December 31, 2014 for North America CGU and 10.6% for EMEA and China CGU.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

8     Intangible and tangible assets

At January 1, 2014, the most important variables and their estimates, which were based on the management's plans, were the following:

Sales and terminal period growth

Following the slow recovery from recession in Europe in 2013, the underlying market drivers for Heat Transfer Solution (HTS) business continued to offer a solid basis for long term positive development of the business. North America was expected to drive the growth. Demand in Europe was also forecast to pick up, supported by somewhat better economic situation. Demand in China continued strong, but had a limited impact due to its relative size. The segment growth was focused on ventilated commercial refrigeration, industrial cooling, high tech close control and coil coating businesses.

HVACR1) markets demand was expected to grow at a moderate pace in EMEA and continue to grow stronger in China and North America. Based on analysis of external economic macro indicators and customer feedback it was estimated that the HTS addressed market volume would grow about 3% in 2014.  In 2014 - 2018 the compound average sales growth was estimated to be 6.5% in North America and 4.9% in EMEA and China driven by the market growth as well as increase in market share in all regions. The growth factor for the time after the forecast period was 2.4% for North America and 2.5% for EMEA and China.

EBITDA

The EBITDA was estimated to grow from the low level in 2013 throughout the forecast period. Profitability improvement was mainly driven by sales volume growth, increased capacity utilization, productivity improvements and better product mix. The product mix was gradually improving towards more value added industrial and commercial coolers. From 2013 to 2018 EBITDA-margin % was expected to improve by 3.8 percentage points in North America and 4.5 percentage points in EMEA and China as volumes would grow faster than the increase in fixed costs.

Discount rate

The discount rate was determined by using the cash generating unit specific weighted average cost of capital (WACC) before tax, which was 12.0% in the impairment tests at January 1, 2014 for North America CGU and 13.2% for EMEA and China CGU.

Based on the tests performed as at January 1, 2014 and as at December 31, 2014 no impairment losses were recognized. Somewhat potential changes in the key assumptions do not give rise to recognition of impairment losses for the CGU comprising of the North American units whereas any change / a reasonably possible change in the key assumptions would cause the carrying amount to exceed the recoverable amount for the CGU comprising of the European and Chinese units as at January 1, 2014 and December 31, 2014, respectively.

1) Heating, Ventilation, Air Conditioning and Refrigeration

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

9     Deferred income taxes in the balance sheet

Recognised deferred tax assets and liabilities

	Deferred tax assets at			Deferred tax liabilities at			Net tax assets (liabilities) at
€ million	Dec 31, 2015	Dec 31, 2014	Jan 1, 2014	Dec 31, 2015	Dec 31, 2014	Jan 1, 2014	Dec 31, 2015	Dec 31, 2014	Jan 1, 2014

Property, plant & equipment	0.0	0.0	0.0	(5.9)	(6.1)	(7.0)	(5.9)	(6.1)	(7.0)
Intangible assets	1.8	1.9	1.8	(3.6)	(4.0)	(4.4)	(1.8)	(2.1)	(2.6)
Investments in subsidiaries	0.0	0.0	0.0	(3.3)	(3.8)	(4.1)	(3.3)	(3.8)	(4.1)
Employee benefits	2.6	2.8	1.9	0.0	0.0	(0.0)	2.6	2.8	1.8
Inventories	0.9	0.7	0.4	0.0	0.0	0.0	0.9	0.7	0.5
Provisions	1.9	1.9	2.0	(0.2)	(0.2)	(0.2)	1.7	1.7	1.8
Tax losses, credits carry-forwards	1.3	1.1	1.1	0.0	0.0	0.0	1.3	1.1	1.1
Other items	1.0	1.1	0.3	(0.3)	(0.3)	(0.4)	0.6	0.7	(0.1)
Total	9.4	9.5	7.6	(13.3)	(14.4)	(16.1)	(3.9)	(4.9)	(8.5)
Set off of tax	(2.1)	(2.1)	(2.4)	2.1	2.1	2.4	0.0	0.0	0.0
Net tax assets (liabilities)	7.3	7.4	5.2	(11.2)	(12.3)	(13.8)	(3.9)	(4.9)	(8.5)

The deferred tax assets recognised from tax losses and credits carry-forwards are related to the US subgroup, Austria and Sweden. The future taxable income of individual legal entities in these regions has been thoroughly analysed including sensitivities. The available tax losses in the US will expire after six years or later; in Austria and Sweden they do not expire at all.

Deferred tax assets of 3.9 million Euros (2014: 3.7 million Euros) have not been recognised in the combined financial statements because the realisation of the tax benefit included in these assets is not probable. All the unrecognised deferred tax assets relate to tax losses and credits, which can be carried forward in the future. The gross tax benefits will expire after five years or have no expiry at all. No deferred tax liability has been recognised for undistributed earnings of the foreign subsidiaries as no material tax impacts are foreseen.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

9     Deferred income taxes in the balance sheet

Movement in deferred tax balances during 2015

€ million	Net tax assets (liabilities) at Jan 1, 2015	Recognised in the income statement	Recognised in OCI	Exchange rate differences	Net tax assets (liabilities) at Dec 31, 2015

Property, plant & equipment	(6.1)	0.3	0.0	(0.2)	(5.9)
Intangible assets	(2.1)	0.1	0.0	0.2	(1.8)
Investments in subsidiaries	(3.8)	0.5	0.0	0.0	(3.3)
Employee benefits	2.8	(0.4)	(0.1)	0.2	2.6
Inventories	0.7	0.1	0.0	0.1	0.9
Provisions	1.7	(0.2)	0.0	0.2	1.7
Tax losses, credits carry-forwards	1.1	0.1	0.0	0.1	1.3
Other items	0.7	(0.2)	0.0	0.1	0.6
Net tax assets (liabilities)	(4.9)	0.3	(0.1)	0.6	(3.9)

Movement in deferred tax balances during 2014

€ million	Net tax assets (liabilities) at Jan 1, 2014	Recognised in the income statement	Recognised in OCI	Exchange rate differences	Net tax assets (liabilities) at Dec 31, 2014

Property, plant and equipment	(7.0)	1.0	0.0	(0.1)	(6.1)
Intangible assets	(2.6)	0.2	0.0	0.2	(2.1)
Investments in subsidiaries	(4.1)	0.3	0.0	0.0	(3.8)
Employee benefits	1.8	0.2	0.6	0.2	2.8
Inventories	0.5	0.2	0.0	0.1	0.7
Provisions	1.8	(0.2)	0.0	0.2	1.7
Tax losses, credits carry-forwards	1.1	(0.1)	0.0	0.1	1.1
Other items	(0.1)	0.2	0.5	0.1	0.7
Net tax assets (liabilities)	(8.5)	1.9	1.1	0.7	(4.9)

10   Inventories

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Raw materials	23.8	23.8	22.0
Work in process	8.0	6.5	6.8
Finished goods and merchandise	10.9	7.0	8.7
Other inventories	0.2	0.1	0.0
	42.9	37.4	37.5

The amount included in cost of sales for raw materials, consumables and changes in finished goods and work in progress inventory was 225.2 million Euros (224.0 million Euros in 2014). The write-down of inventories to net realisable value amounted to 0.2 million Euros in 2015 (0.4 million Euros in 2014).

11   Trade and other receivables

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Other long-term assets
Trade receivables	0.4	0.4	0.4

Current
Interest-bearing
Cash pool receivables from former parent HTS II AB	114.6	97.9	73.0
Deposits to former parent HTS II AB	6.1	3.7	3.5
Receivables on equity issues from former parent HTS II AB	24.7	12.0	0.0
Total current interest-bearing	145.3	113.6	76.6

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

11   Trade and other receivables

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Current
Non interest-bearing
Trade receivables	65.7	73.6	64.7
VAT receivable	4.2	1.9	2.6
Prepaid expenses and accrued income	1.7	3.6	2.0
Deposits at brokers 1)	0.4	0.4	0.3
Other receivables	2.4	2.3	1.1
Total current non interest-bearing	74.3	81.8	70.7

1) May include also long-term deposits at brokers.

Prepaid expenses and accrued income include prepaid insurance expenses, personnel related advances, prepaid rent and other prepaid expenses and accrued income. Other receivables include deposits, receivables from other Luvata companies (receivable related to tax receivable in Italy) and other receivables.

At December 31, 2015 trade receivables are shown net of an impairment loss on doubtful receivables of 1.3 million Euros ( December, 2014: 2.2 million Euros). The impairment loss recognised in the current year was -0.9 milion Euros (2014: 0.6 million Euros).

Movement of the impairment loss on doubtful receivables during the year was as follows:

€ million	2015	2014
Impairment loss at Jan 1	2.2	1.7
Increases / Decreases (-)	(1.1)	0.4
Translation differences	0.1	0.1
Impairment loss at Dec 31	1.3	2.2

HTS Group's accounts receivable are mainly generated by a large number of customers world-wide. The receivables of one individual customer represented 12 % of group's total receivables at the end of 2014. At the end of 2015 the receivable from this customer was below 5%. Thus none of the biggest customers create a substantial risk for the company.

HTS Group has no substantial rescheduling of payment terms.

Aging of overdue receivables:

€ million	Gross At Dec 31, 2015	Impairment At Dec 31, 2015	Gross At Dec 31, 2014	Impairment At Dec 31, 2014	Gross At Jan 1, 2014	Impairment At Jan 1, 2014

Not overdue	58.5	0.1	65.7	0.0	53.6	0.0
Overdue
Less than 30 days	5.0	0.0	5.5	0.0	8.5	0.0
Between 30-60 days	1.6	0.1	1.4	0.0	1.7	0.0
Between 60-90 days	0.3	0.1	0.8	0.3	0.7	0.3
Between 90-180 days	0.6	0.3	0.7	0.3	0.3	0.1
Between 180-360 days	0.2	0.2	0.4	0.4	0.2	0.1
Over 360 days	0.5	0.5	1.3	1.3	1.3	1.3
Total	66.9	1.3	75.9	2.2	66.4	1.7

Trade receivables by currency:

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014
EUR	31.6	27.7	29.0
USD	23.7	30.1	24.0
CNY	6.6	8.9	5.9
GBP	0.2	1.6	0.6
SEK	2.0	3.0	2.8
Other	1.6	2.5	2.3
Total	65.7	73.6	64.7

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

12   Cash and cash equivalents

Cash and cash equivalents in statement of financial position

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Cash at bank and in hand	12.0	10.2	18.1
Short term bank deposits	0.1	0.0	0.0
Total	12.0	10.2	18.1

13   Net parent investment

The movement of total net parent investment is presented in the table below:

€ million
Net parent investment at Jan 1, 2014	81.6

Profit (loss)	5.8
Foreign currency translation differences for foreign operations	9.1
Remeasurements of defined benefit liability (with related tax)	(1.6)
Total comprehensive income for the period	13.3

Transactions with owners, recorded directly in equity:
Distribution to owners	(1.8)
Capital injections converted from loans	2.5
Capital injections paid in cash	4.4
Capital injections to be paid in cash (payment in 2015)	12.0
Total contributions by and distributions to owners	17.1

Net parent investment at Dec 31, 2014	112.0

Profit (loss)	(49.3)
Foreign currency translation differences for foreign operations	11.2
Remeasurements of defined benefit liability (with related tax)	0.2
Total comprehensive income for the period	(37.9)

Transactions with owners, recorded directly in equity:
Capital injections converted from loans	8.5
Capital injections paid in cash	2.5
Capital injections to be paid in cash (payment in 2016)	24.7
Total contributions by and distributions to owners	35.7

Net parent investment at Dec 31, 2015	109.8

Foreign currency translation differences  arise from the translation of financial statements of foreign operations. The main functional currencies within HTS Group entities are USD, CNY and SEK; USD being the most significant currency causing translation differences.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

14   Contractual maturities of financial liabilities

€ million At Dec 31, 2015	Carrying amount	Cash flows	less than 1 year	1-2 years	2-5 years

Loans from financial institutions	1.4	1.4	1.4	-	-
Loans due to former parent HTS II AB	337.4	369.8	120.3	248.8	0.7
Total	338.8	371.2	121.7	248.8	0.7

Trade payables	55.5	55.5	55.5	-	-

Derivative Financial Instruments
Commodity derivatives contracts	0.7	0.7	0.7	-	-
Total	0.7	0.7	0.7	-	-

At Dec 31, 2014	Carrying amount	Cash flows	less than 1 year	1-2 years	2-5 years

Loans from financial institutions	0.6	0.6	0.6	-	-
Loans due to former parent HTS II AB	339.3	397.2	135.7	17.9	243.7
Total	339.9	397.8	136.2	17.9	243.7

Trade payables	62.2	62.2	62.2	-	-

Derivative Financial Instruments
Commodity derivatives contracts	0.4	0.4	0.4	-	-
Foreign exchange derivative contracts	0.2	0.2	0.2	-	-
Total	0.6	0.6	0.6	-	-

At Jan 1, 2014	Carrying amount	Cash flows	less than 1 year	1-2 years	2-5 years

Loans from financial institutions	0.8	0.8	0.8	-	-
Loans due to former parent HTS II AB	329.3	397.5	88.7	52.0	256.8
Other loans	0.1	0.1	0.1	-	-
Total	330.2	398.4	89.6	52.0	256.8

Trade payables	64.8	64.8	64.8	-	-

Derivative Financial Instruments
Commodity derivatives contracts	0.0	0.0	0.0	-	-
Foreign exchange derivative contracts	0.1	0.1	0.1	-	-
Total	0.2	0.2	0.2	-	-

The effective interest rate for the loans of HTS Group equals 7.0% (2014: 8.2%, 2013: 7.0%).
The average payback period is 1 year and 6 months (2014: 2 years and 2 months, 2013: 3 years).
All internal loans due to former parent company HTS II AB were settled or converted into equity before closing of the sale transaction on November 30, 2016.

Interest-bearing debt by currency

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

EUR	237.5	243.8	243.1
USD	89.4	85.5	73.1
SEK	10.5	10.0	13.2
CNY	1.4	0.6	0.8
Total	338.8	339.9	330.2

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

15   Employee benefits

HTS Group’s pension plans include both defined contribution plans and defined benefit plans. It has established defined benefit plans in the United States, Italy and Austria. In Austria, there is also other long-term employee benefit which includes a certain amount of money after given years of service time.

Table below presents the total net defined benefit liability amounts recognised in the statement of financial position.

Amounts recognised in statement of financial position

	Defined benefit plans			Other long-term employee benefits			Total amounts recognised in statement of financial position
	At Dec 31,	At Dec 31,	At Jan 1,	At Dec 31,	At Dec 31,	At Jan 1,	At Dec 31,	At Dec 31,	At Jan 1,
€ million	2015	2014	2014	2015	2014	2014	2015	2014	2014
Defined benefit obligation	(19.4)	(19.5)	(16.7)	(0.6)	(0.5)	(0.5)	(20.0)	(20.1)	(17.2)
Fair value of plan assets	5.4	5.0	4.1	-	-	-	5.4	5.0	4.1
Net defined benefit liability (-)	(14.1)	(14.5)	(12.6)	(0.6)	(0.5)	(0.5)	(14.7)	(15.0)	(13.1)

All following note disclosures include only defined benefit plans. More information on other long-term employee benefits is presented at the end of the note.

The most significant defined benefit plans of HTS Group are in Italy. The net defined benefit liability in Italy amounted to 8.5 million Euros at the end of 2015 being 58% of HTS Group’s total net liability (9.3 million Euros in 2014, 64% of total net liability).

Pension plans in Italy

Defined benefit plan benefits in Italy include severance pay in any case of termination of the employment contract. The plan benefits depend on length of the employment. The benefit accruals are frozen, and ongoing service will no longer increase benefits.

The employer pays the total cost of the plan.

Pension plans in Austria

Defined benefit plan benefits in Austria include severance pay in any case of termination of the employment contract. Benefits are not payable in the event of resignation or termination of service without due reason.

The plan benefits depend on length of the employment and salaries. The benefit service is frozen, and ongoing service will increase benefits.

The employer pays the total cost of the plan.

Pension plans in the United States

Benefits under defined benefit plans in the US include also other post-employment benefits (OPEB) such as medical coverage .

The promised benefits in plans other than OPEB -plans include old-age benefits, disability benefits and pre-retirement death benefits. Normal retirement age is 65 and if certain conditions are fulfilled, an employee is entitled to retire earlier than normal retirement age.

The plans’ benefits depend mainly on length of employment. The benefit service is frozen, and ongoing service will no longer increase benefits.

In most cases employer pays the total cost of the plan.

Funding in the United States

Benefit payments are disbursed from trustee-administered funds. There are also a number of unfunded plans where HTS Group meets the benefit payment obligation as it falls due. Plan assets held in trusts are governed by the US regulations. Responsibility for governance of the plans - overseeing all aspects of the plan, including investment decisions and contribution schedules - lies with HTS Group. HTS Group has set up pension committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investment managers, actuaries, custodians and trustees.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

15   Employee benefits

Changes in net defined benefit liability during the period

	Defined benefit obligation		Fair value of plan assets		Net defined benefit liability
€ million	2015	2014	2015	2014	2015	2014
Balance at Jan 1	(19.5)	(16.7)	5.0	4.1	(14.5)	(12.6)
Expense recognised in profit or loss:
Current service cost	(0.1)	(0.1)	-	-	(0.1)	(0.1)
Other	0.0	0.0	-	-	0.0	-
Net interest	(0.5)	(0.6)	0.2	0.2	(0.2)	(0.3)
	(0.5)	(0.7)	0.2	0.2	(0.3)	(0.5)
Remeasurements recognised in Other Comprehensive Income (OCI):
Actuarial gains (+) / losses (-) arising from
changes in demographic assumptions	(0.4)	(0.0)	-	-	(0.4)	(0.0)
changes in financial assumptions 1)	0.8	(2.4)	-	-	0.8	(2.4)
changes in experience assumptions	0.3	0.1	-	-	0.3	0.1
Return on plan assets excluding interest income	-	-	(0.4)	0.2	(0.4)	0.2
Currency effect	(0.8)	(0.8)	0.6	0.6	(0.2)	(0.2)
	(0.1)	(3.1)	0.2	0.8	0.1	(2.3)
Other:
Contributions paid by the employer	-	-	0.7	0.8	0.7	0.8
Benefits paid	0.8	0.9	(0.8)	(0.9)	-	-
Other	-	0.1	-	-	0.0	0.1
	0.8	1.0	(0.1)	(0.1)	0.7	0.9

Balance at Dec 31	(19.4)	(19.5)	5.4	5.0	(14.1)	(14.5)

1) Changes in financial assumptions are mainly due to changes in discount rates

The pension expense of the defined benefit plans is included in following line items in the statement of comprehensive income:

	Defined benefit plans Jan 1 - Dec 31,
€ million	2015	2014
Cost of sales	(0.1)	(0.1)
Selling and marketing expenses	(0.0)	(0.0)
Administrative expenses	(0.0)	0.0
Other operating expenses	0.0	0.0
Financial expenses	(0.2)	(0.4)
Total expenses	(0.3)	(0.5)

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

15   Employee benefits

Plan assets

All plan assets have quoted prices and they comprise of following instruments:

€ million	Quoted At Dec 31, 2015	%-share	Quoted At Dec 31, 2014	%-share	Quoted At Jan 1, 2014	%-share
Equity instruments	3.3	61%	2.8	56%	2.3	57%
Debt instruments	2.0	37%	1.9	37%	1.4	34%
Real estate	0.0	0%	0.3	6%	0.2	5%
Other	0.1	2%	0.1	1%	0.2	4%
Plan assets total	5.4	100%	5.0	100%	4.1	100%

Assumptions used

Following table presents the principal actuarial assumptions at the reporting date. Other countries include Italy and Austria. Salary and pension increase rates are not used in all plans and thus an explicit average cannot be calculated.

Principal actuarial assumptions		At Dec 31,	At Dec 31,	At Jan 1,
%		2015	2014	2014
Discount rate
United States		4.17	3.77	4.75
Other countries		1.47	1.35	2.71
Inflation
United States		2.80	3.00	3.00
Other countries		2.00	2.00	2.00

Medical cost trend rate
United States	2016	5.20	6.10
	2017	5.50	5.80
	2018	5.60	6.20
	2019	6.40	6.60
	2020	6.20	6.40
	2030	5.30	5.30
	2040	5.10	5.10
	2050	4.80	4.80
	2060	3.80	4.60
	2061+	3.80	3.80

The weighted average duration of defined benefit obligation is 15.2 years in the US and 10.8 years in other countries.
HTS Group expects to pay 1.0 million Euros in contributions to its defined benefit plans in 2016.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

15   Employee benefits

Maturity profile

Maturity profile of undiscounted defined benefit obligations is presented in the table below:

	Defined benefit plans
€ million	United States	Other Countries
Maturity 0-1 years	0.3	0.9
Maturity 2-5 years	1.2	2.4
Maturity 6-10 years	1.9	3.7
Maturity 11-20 years	4.5	4.9
Maturity over 21 years	8.2	1.0
Total	16.0	13.0

Sensitivity analysis

Calculation of the defined benefit obligation is sensitive to the assumptions set out before. Following table summarises how the impact on the defined benefit obligation at the end of the reporting period would have increased (decreased) as a result of a change in the respective assumptions by half a percent.

	Defined benefit obligations		Defined benefit obligations
	United states		Other countries
	0.5%		0.5%
Effect € million	Increase	Decrease	Increase	Decrease
Discount rate	(0.5)	0.6	(0.6)	0.6
Future salary increase	0.0	0.0	(0.2)	0.2
Medical cost trend rate	0.0	(0.0)	0.0	0.0

Change in life expectancy by one year is estimated to increase the net liability by 0.2 million Euros.

Defined benefit plan risks

The most significant risks of HTS Group’s defined benefit plans are described below:

Asset Volatility

Plan assets and liabilities are calculated using a discount rate set with reference to corporate bond yields. If plan assets underperform the reference yield, it will increase the deficit. HTS Group holds a significant proportion of equities, which are expected to outperform corporate bonds in the long-term while contributing volatility and risk in the short-term.

Changes in bond yields

A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings.

Inflation risk

HTS Group’s pension plan benefits are not impacted by inflation whereas OPEB obligations are. The majority of the plan’s assets are either unaffected by (fixed interest bonds) or loosely correlated with (equities) inflation.

Life expectancy

In majority of the plans, increases in life expectancy will result in an increase in the plans’ liabilities. HTS Group applied most resent mortality tables in 2015.

Salary risk

If the active employee’s salaries increase more than expected then the amount of promised benefit increases and due to that the benefit obligation increases and consequently the risk for higher employer’s payments increases.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

15   Employee benefits

Other long-term employee benefits

HTS Group has Jubilee benefit plan in Austria. In this plan certain amount of money is granted after a certain years of service.

Principal actuarial assumptions of other long-term employee benefits

	At Dec 31,	At Dec 31,	At Jan 1,
%	2015	2014	2014

Discount rate	2.10	2.25	3.35
Future salary increase (average)	2.25	2.50	2.70

Balances of other long-term employee benefit liability are shown in table below:
	At Dec 31,	At Dec 31,	At Jan 1,
€ million	2015	2014	2014
Net defined benefit liability	(0.6)	(0.5)	(0.5)

16   Provisions

€ million	Restructuring provisions	Environmental provisions	Other provisions	Total

Non-current
Provisions at Jan 1, 2015	0.1	1.1	0.8	2.0
Amounts charged against the provision	(0.1)	(0.2)	(0.5)	(0.8)
Increases	-	-	0.2	0.2
Other changes	0.0	0.1	0.0	0.1
Non-current provisions at Dec 31, 2015	0.0	1.0	0.5	1.5

Current
Provisions at Jan 1, 2015	0.4	-	1.3	1.8
Amounts charged against the provision	(0.4)	-	-	(0.4)
Increases	0.3	-	0.1	0.4
Other changes	(0.0)	-	0.0	(0.0)
Current provisions at Dec 31, 2015	0.3	-	1.4	1.7

Total provisions at Dec 31, 2015				3.3

€ million	Restructuring provisions	Environmental provisions	Other provisions	Total

Non-current
Provisions at Jan 1, 2014	-	1.2	4.1	5.2
Amounts charged against the provision	-	(0.2)	(3.8)	(3.9)
Increases	0.1	-	0.6	0.7
Other changes	-	0.1	(0.0)	0.1
Non-current provisions at Dec 31, 2014	0.1	1.1	0.8	2.0

Current
Provisions at Jan 1, 2014	1.3	-	1.7	3.0
Amounts charged against the provision	(1.2)	-	(0.4)	(1.6)
Increases	0.4	-	-	0.4
Other changes	(0.1)	-	0.0	(0.1)
Current provisions at Dec 31, 2014	0.4	-	1.3	1.8

Total provisions at Dec 31, 2014				3.8

The total amount of personnel-related provisions is 0.3 million Euros (2014: 0.6 million Euros). Restructuring provisions are related to reorganisations of the business. The outflow of economic benefits related to long-term provisions is expected to take place mainly within 2 years.

The environmental provision is related to operations in Luvata Grenada LLC. Other provisions include warranty provisions, provisions to cover potential quality claims from customers, a tax claim in Italy, which was settled in 2014 for 3.6 million Euros and provisions for loss orders.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

17   Trade and other payables

	At Dec 31,	At Dec 31,	At Jan 1,
€ million	2015	2014	2014
Other long-term liabilities
Non-interest bearing financing	0.6	0.7	0.2

Current liabilities
Non interest-bearing
Advances received	0.8	0.3	0.4
Accounts payable	55.5	62.2	64.8
VAT payable	0.3	0.1	0.0
Accrued expenses, prepaid income
Employee related liabilities	20.7	21.1	19.7
Accrued interest expenses due to former parent HTS II AB	2.6	1.9	1.8
Other accrued expenses from Luvata entities	3.8	1.2	0.8
Accrued commissions	0.6	0.7	0.0
Other current liabilities
Sales and property taxes	0.7	0.5	0.5
Other current liabilities	2.8	5.2	1.3
Total current	87.7	93.3	89.4

Accounts payable by currency:
	At Dec 31,	At Dec 31,	At Jan 1,
€ million	2015	2014	2014
EUR	30.5	27.5	29.2
USD	16.9	23.5	25.1
CNY	5.5	8.4	7.8
SEK	2.4	1.1	1.4
Other	0.3	1.7	1.3
Total	55.5	62.2	64.8

18   Future lease payments on operating leases

The minimum future lease payments on leases based on the non-cancellable operating lease agreements:

	At Dec 31,	At Dec 31,	At Jan 1,
€ million	2015	2014	2014

Minimum future lease payments on operating leases

Not later than in one year	2.7	1.6	2.2
From one year to five years	7.3	6.3	6.7
After five years	3.3	5.6	6.6
Total of minimum lease payments	13.3	13.5	15.5

HTS Group leases buildings, machinery and cars under various non-cancellable operating lease agreements.

The above amounts of total minimum future lease payments contain also agreements where it has not been possible to distinquish other payments from the operating lease payments.

Lease rental expenses of property, plant and equipment amounted to 5.0 million Euros (2014: 4.4 million Euros), of which 4.3 million Euros relate to cost of sales and 0.6 milion Euros to administrative expenses (2014: 3.8 million Euros cost of sales and 0.7 million Euros administrative expenses).

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

19   Related party transactions

HTS Group's related party consists of the following parties:

Luvata Group's majority owner Nordic Capital
Members of Luvata Group Board
Members of HTS Group internal Board
Luvata Group key management (Managing Director and Executive Team)
HTS Group key management
Other Luvata Group companies

HTS Group entities have no related party transactions with Luvata Group Board members or Luvata Group's majority owner, Nordic Capital. No board fees are paid to HTS Group internal Board.

The work of Luvata Group key management is allocated to HTS Group through management fee.

The table below includes compensation paid to HTS Group key management and the share of Luvata Group key management compensation that is included in the management fee charge.

Employee benefits paid to key management of Luvata Group and HTS Group

	Jan 1 - Dec 31,	Jan 1 - Dec 31,
€ million	2015	2014

Short-term employee benefits	3.2	3.6
Termination benefits	0.1	0.4
Total compensation	3.3	4.0

Transactions and balances with Other Luvata Group companies

The transactions with Other Luvata Group companies are presented in the table below. Main transactions are raw material purchases from Luvata Tubes Division, management fee expenses as well as internal financing and equity transactions with former parent company HTS II AB.

	Jan 1 - Dec 31,	Jan 1 - Dec 31,
€ million	2015	2014

Sales of services	1.2	1.0
Raw material purchases	(44.0)	(41.5)
Other expenses	(4.4)	(4.9)
Derivative transactions	0.1	(0.8)
Interest expenses and other financial items	(27.5)	(23.3)

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Cash pool receivables from and deposits to HTS II AB	120.7	101.6	76.5
Receivables on equity issues from HTS II AB	24.7	12.0	0.0
Trade and other current receivables	2.3	2.2	0.8

Long-term loans due to HTS II AB	239.6	232.1	263.6
Current loans due to HTS II AB	97.8	107.2	65.7
Accrued interest expenses due to HTS II AB	2.6	1.9	1.8
Trade and other current payables	9.1	16.6	17.9

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

19   Related party transactions

		Nature		HTS Group
Companies at Dec 31, 2015	Country	of activity		holding %

HTS Group companies owned by Luvata Heat Transfer Solutions II AB

Luvata Italy S.r.l.	Italy	Pr
Luvata Austria GmbH	Austria	M/	H
Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd.	China	Pr
Luvata Heat Transfer Solutions Asia Holding AB	Sweden	M/	H
Luvata Heat Transfer Solutions, Inc. 1)	The United States	M/	H	17.6
Luvata SRB d.o.o. Sremska Mitrovica	Serbia	Pr

Subsidiaries of the above companies

Heat Exchangers UK Ltd	The United Kingdom	Do		100.0
Luvata Guadalajara SA	Spain	Pr		100.0
Luvata India Private Ltd.	India	Do		100.0
Luvata Far East S.r.l.	Italy	M/	H	100.0
Luvata Gailtal GmbH	Austria	Pr		100.0
Luvata Heat Transfer Solutions (Wuxi) Co., Ltd.	China	Pr		100.0
Luvata Söderköping AB	Sweden	Pr		100.0
Luvata Grenada LLC	The United States	Pr		100.0
Luvata Electrofin Inc.	The United States	Pr		100.0
Luvata Electrofin Texas Inc.	The United States	Pr		100.0
Luvata Astro LLC	The United States	Do		100.0
Luvata Juarez S. de R.L. de C.V.	Mexico	Pr		100.0
Luvata Ramos S. de R.L. de C.V.	Mexico	Pr		100.0
Luvata Ramos Servicios S. de R.L. de C.V.	Mexico	Pr		100.0

1) Luvata Heat Transfer Solutions II AB 82.40%, Luvata Italy Srl 17.6%

Legend	M/H Management or
Holding
Pr Production
Do Dormant

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

20   Management of financial risks

Market risk

Exchange rate risk

HTS Group hedges most of its fair value risk. Fair value risks are hedged with foreign exchange derivative contracts in accordance with Luvata Group's financial risk policy. HTS Group companies hedge their risks with derivatives against Luvata Group Treasury.

Total non-euro denominated shareholder's equity of HTS Group entities was 157.6 million Euros at December 31, 2015 (Dec 31, 2014: 138.1 million Euros, Jan 1, 2014: 110.0 million Euros). Of this net investment exposure 0% was hedged in 2015 and 2014.

HTS Group entities had outstanding foreign exchange derivative contracts worth 21.6 million Euros at December 31, 2015 (Dec 31, 2014: 8.8 million Euros, Jan 1, 2014: 7 million Euros). The notional amounts do not represent amounts exchanged by the parties; those amounts may include also positions, which have been closed off. Maturities range from spot to 6 months forward. Hedge accounting as defined in IAS 39 has not been applied.

The effect of a 10 % change in foreign exchange rates is shown in table below:

+/- 10% change in fx rates
		At Dec 31,		At Dec 31,		At Jan 1,
€ million		2015		2014		2014
Forward foreign exchange contracts	+/-	1.2	+/-	0.6	+/-	0.6
Loans, external	-/+	-	-/+	-	-/+	-
Loans/loan receivables against HTS II AB	+/-	0.1	+/-	0.1	+/-	0.1
Total	-/+	1.3	-/+	0.7	+/-	0.7

The effect of a 10 % change in foreign exchange rates was calculated from market rates at December 31 for all foreign exchange deals (external and with HTS II AB) in all currencies and for all loans/loan receivables (external and from HTS II AB) and bank account balances. Sensitivity for loans is minor because loans are mostly in company's functional currency.

Interest rate risk

HTS Group's interest rate risk is a fair value and cash flow risk, and it is monitored by Luvata Group Treasury. These exposures consist mainly of financial instruments. HTS Group's bank loans and investments are mainly kept in floating rate instruments.  The most important currencies contributing to interest rate risk are USD and EUR. HTS Group had no interest rate derivatives at December 31, 2015, at December 31, 2014 or at January 1, 2014.

The impact of a +/- 1 % change in interest rates (USD, EUR) to the forecasted interest expense is -/+ 3.3 million Euros (2014: -/+ 3.4 million Euros). It has been calculated from market rates at the year end.

Commodity risks

HTS Group uses commodities, which have price determination in regulated financial markets, such as London Metal Exchange and Comex. Timing differences between raw material purchase and product sale raises a requirement for financial hedging. Luvata Group's policy is that any metal risk arising from its business must be eliminated by hedging.

HTS Group's derivatives are related to hedging fair value and forecasted cash flow risk.

HTS Group had 1,383 tonnes of copper and 748 tonnes of aluminium forwards and futures contracts at December 31, 2015 (Dec 31, 2014: 1,100 tonnes of copper and 1,125 tonnes of aluminium, Jan 1, 2014: 547 tonnes of copper and 427 tonnes of aluminium). Notional amounts do not represent amounts exchanged by the parties; those amounts may include positions which have been closed out. Maturities are within 12 months period. Hedge accounting as defined in IAS 39 has not been applied.

The effect of a +/- 10 % change in price of copper and aluminium to fair value of these derivatives was +/- 0.7 million Euros at  December 31, 2015 (Dec 31, 2014: +/- 0.6 million Euros, Jan 1, 2014: +/- 0.4 million Euros).

The effect of a 10 % change in price of copper and aluminium was calculated from spot market prices at December 31, 2015 (note: a 10 % change from copper cash settlement price December 31, 2015 was 470 USD/T and from aluminium cash settlement price was 151 USD/T, cash prices being 4,702 USD/T and 1,508 USD/T). The effect was calculated using a net position of 1,383 t of copper and 748 t of aluminium in LME and Comex derivatives at December 31, 2015.

At December 31, 2014 a 10 % change from copper cash settlement price was 636 USD/T and from aluminium cash settlement price was 183 USD/T, cash price being 6,359 USD/T and 1,832 USD/T).  At December 31, 2014 the net position of copper in LME and Comex derivatives was 941 t and 450 t of aluminium.

At January 1, 2014 a 10 % change from copper cash settlement price was 739 USD/T, the cash price being 7,394.5 USD/T. The effect was calculated using a net position of 21,204 t of copper in LME and Comex derivatives at January 1, 2014.

As derivatives are used for hedging purposes, an opposite impact should be realised through  contracts of raw material purchases and sales.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

20   Management of financial risks

Credit risks

HTS Group's trade receivables are generated by a large number of customers worldwide. To mitigate default risk, the aim is to enter into sales contracts with counterparties with good financial standing.

Luvata Group Credit Control Manual has improved control of the credit risk  as Luvata entities have been able to create harmonised procedures for credit risk management. Luvata Credit Control Manual gives specific instructions on how customer creditworthiness should be evaluated, e.g. by using financial key ratios, external ratings, own experience with the customer etc. The result of the credit evaluation should either be  an establishment of a credit line for the particular customer or not granting a credit line at all. In case the potential customer has not been granted a credit line, products can be sold to such a customer only by an advance payment or secured payment terms like letters of credit. Also credit insurance can be utilised.

Luvata Group Credit Control Manual's main purposes are to make sure that the sales terms offered are in line with the Group´s financial and marketing  objectives and sales terms are met, i.e the company is paid on time. In addition there has to be uniform procedures to control credit exposure and address late payments to minimise losses.

Luvata Group's Treasury function manages the major part of the credit risks related to financial instruments.

Liquidity risks

HTS Group entities have been financed mainly with internal loans and cash pool arrangements including internal overdrafts. Some entities of HTS Group have also had small credit facilities from local banks available. For liquidity risk purposes only available cash balances and short term loan receivables are included. Small local credit facilities and internal overdraft limits are excluded.

HTS Group
	At Dec 31,	At Dec 31,	At Jan 1,
€ million	2015	2014	2014

Cash and cash equivalents	12.0	10.2	18.1
Short term loan receivables from former parent HTS II AB	120.7	101.6	76.5

Fair value of financial instruments

Fair values of HTS Group's financial instruments are calculated based on discounted cash flow analyses, mark-to-market valuations based on market prices and dealer quotes. Fair value of short-term and variable interest rate receivables and loans equals carrying value.

HTS Group has had a yearly rating process for its subsidiaries. Based on the result of the ratings the margins on the internal loans has been adjusted to reflect updated market interest rates and credit risk for each counterpart. Due to the yearly repricing of the debt from the parent company HTS II AB, the fair values equal carrying values.

	At Dec 31, 2015		At Dec 31, 2014		At Jan 1, 2014
	Carrying	Fair	Carrying	Fair	Carrying	Fair
€ million	value	value	value	value	value	value

Investments and receivables
Current loans receivable 2)	120.7	120.7	101.6	101.6	76.5	76.5
Cash and marketable securities 2)	12.0	12.0	10.2	10.2	18.1	18.1

Debt
Long-term debt 2)	(239.6)	(239.6)	(232.1)	(232.1)	(263.6)	(263.6)
Current debt 2)	(99.2)	(99.2)	(107.8)	(107.8)	(66.6)	(66.6)

Financial derivatives 1)
Forward foreign exchange contracts 3)	0.1	0.1	(0.1)	(0.1)	(0.1)	(0.1)

Metal derivatives 1)
Forward and futures copper contracts 3)	(0.6)	(0.6)	(0.4)	(0.4)	0.2	0.2
Forward and futures aluminium contracts 3)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)

1) Derivative transactions have been made for hedging purposes. The market value of derivatives indicates potential result of these transactions assuming the deals were closed at the date of the balance sheet. The carrying amount of forward foreign exchange contracts and currency swaps include unrealised gains and losses relating to hedges of firm and anticipated commitments which have been booked to income statement.

Measurement Category
2) Loans and receivables, fair value level 2
3) Derivative contracts, Financial assets/liabilities at fair value through income statement (presented in the following table)

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

20   Management of financial risks

Table below analyses financial instruments, measured at fair value, by level in the fair value hierarchy into which the fair value measurement is categorised.

Fair value	At Dec 31, 2015		At Dec 31, 2014		At Jan 1, 2014
€ million	Level 1	Level 2	Level 1	Level 2	Level 1	Level 2

Metal derivatives
Copper forwards and futures	-	(0.6)	-	(0.4)	-	0.2
Aluminium forwards	-	(0.1)	-	(0.1)	-	(0.1)

Financial derivatives
Foreign exchange forward contracts	-	0.1	-	(0.1)	-	(0.1)
Total	-	(0.6)	-	(0.6)	-	0.0

Metal derivatives in level 1 are London Metal Exchange futures and forwards and Comex futures and forwards. Valuations are based on exchange quoted prices. Level 2 are OTC metal, currency and interest rate derivative contracts with banks. Valuations are based on observable inputs for interest, metal and currency rates and valuation models.

21   Capital risk management

HTS Group's goal is to achieve a capital structure, which enables business to continue undisturbed in all circumstances and in line with local regulations.

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Total interest bearing borrowings due to former parent HTS II AB	337.4	339.3	329.3
Other interest bearing borrowings	1.4	0.6	0.9
Total loan receivables from former parent HTS II AB	120.7	101.6	76.5
Cash and cash equivalents	12.0	10.2	18.1
Interest-bearing net debt	206.2	228.1	235.6

Net parent investment	109.8	112.0	81.6

22   Commitments and contingent liabilities

Disputes and litigations

In April 2016, Trex Properties LLC (“Trex”) notified Luvata Grenada (“LG”) that there has been a release of hazardous substances at the former Detrex Corporation facility located in Charlotte, North Carolina (the “Detrex Site”).  Trex is currently remediating the Detrex Site and asserts that LG is a potentially responsible party. Trex estimates that the corrective action will ultimately cost approximately 5.0 million Euros. Trex has offered to settle for 0.7 million Euros. LG is continuing to evaluate the matter, including continuing discussions with the previous owner of LG, analyzing Trex’s own responsibility for liability, and analyzing whether Trex’s legal arguments against LG have merit. No formal claim has yet been filed against LG by Trex. Based on the facts LG made a provision of 0.4 million Euros in June 2016.

In 2011, Former Officer (“FO”) of Luvata Italy was dismissed for “just cause”. FO challenged the termination claiming for (i) indemnity in lieu of notice, (ii) indemnity for unfair dismissal provided by the national collective agreement and (iii) further alleged damages to his health and professionalism. In the first degree litigation Luvata Italy was ordered to pay FO the indemnity in lieu of notice, while other claims were rejected. FO appealed and Luvata filed a counterclaim. In the Appeal Court hearing the Judges suggested a settlement asking Luvata  Italy to pay further 0.1 million Euros. FO refused and the Court postponed the case to a further hearing in 2017.

HTS Group - Division of Luvata Oy Group
Notes to the combined financial statements

22   Commitments and contingent liabilities

€ million	At Dec 31, 2015	At Dec 31, 2014	At Jan 1, 2014

Loans due to former parent HTS II AB	337.4	339.3	329.3
Loans from financial institutions	1.4	0.6	0.8
Floating charges
Floating charges	2.2	2.1	2.3

Pledged shares
Pledged subsidiary shares	119.6	139.0	148.0

Other pledged assets (bookvalue)
Trademarks	0.5	0.4	0.4
Mortgages (land and buildings)	18.2	18.4	19.0
Pledged intercompany loan receivables	9.7	1.9	3.3
Other pledged assets	2.7	3.1	4.9

Other contingencies
Guarantees on behalf of group companies	0.1	0.7	0.0
Other contingent liabilities on own behalf	0.2	0.2	0.4

All mortgages and pledges are a security for the lenders of the former parent company of HTS Group.

Those have been released at the completion of HTS Group sale on November 30, 2016.

23   Subsequent events

The sale of HTS Group to Modine was concluded on November 30, 2016. All internal loans / loan receivables from former parent company HTS II AB were settled or converted into equity before closing of the transaction. The related guarantees and pledges were released. All internal hedging arrangements with HTS II AB were also settled before closing.